
                        GATX CORPORATION AND SUBSIDIARIES
                                    _________

           COMPUTATION OF DILUTED NET INCOME PER SHARE OF COMMON STOCK

                      In Millions, Except Per Share Amounts




                                                               Three Months Ended                     Nine Months Ended
                                                                  September 30                           September 30
                                                        ----------------------------------     ---------------------------------
                                                             1998               1997               1998               1997
                                                        ----------------    --------------     --------------    ---------------

Average number of shares used to compute
    basic earnings per share.......................            49.2               48.8                49.1              43.9

Shares issuable upon assumed exercise of stock
    options reduced by the number of shares
    which could have been purchased with the
    proceeds from the exercise of the stock options
                                                                1.2                1.0                 1.2                .8

Common Stock issuable upon assumed
    conversion of Preferred Stock..................              .1                 .1                  .1               4.8
                                                        ----------------    --------------     --------------    ---------------

Total shares.......................................            50.5               49.9                50.4              49.5
                                                        ================    ==============     ==============    ===============

Net income, as adjusted per basic
    computation....................................           $38.1              $28.0              $106.3             $82.8

Add - Dividends paid and accrued on
    Preferred Stock................................             -                  -                   -                 6.6
                                                        ----------------    --------------     --------------    ---------------

Net income, as adjusted............................           $38.1              $28.0              $106.3             $89.4
                                                        ================    ==============     ==============    ===============

Diluted net income per share.......................          $ .76              $  .56             $  2.11             $1.80
                                                        ================    ==============     ==============    ===============


Note:  See discussion of FAS 128 and stock split on Exhibit 11A.

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